Exhibit 99

TRIBUNE REPORTS 2007 SECOND QUARTER RESULTS

CHICAGO, July 25, 2007—Tribune Company (NYSE: TRB) today reported second quarter 2007 diluted earnings per share from continuing operations of $.17 compared with $.53 in the second quarter of 2006.

Second quarter 2007 results from continuing operations included the following:

●	A charge of $.08 per diluted share for the elimination of approximately 450 positions at publishing and corporate.

●	A charge of $.07 per diluted share for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

●	A net non-operating loss of $.15 per diluted share.

Second quarter 2006 results from continuing operations included the following:

●	A gain of $.01 per diluted share related to the Company’s share of a one-time favorable income tax adjustment recorded at CareerBuilder.

●	A net non-operating loss of $.03 per diluted share.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only.  This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“Our second quarter results reflect the difficult advertising environment, although strong cost controls partially offset revenue declines,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer.  “Publishing was impacted by soft print advertising and comparisons to record real estate spending, particularly in Florida, in 2006.  However, second quarter interactive revenues increased 17 percent over the same period last year.  In television, the telecom and entertainment categories showed growth.  Demand was soft across other categories and there was little political spending versus last year.  As we look to Tribune’s second half, year-over-year comparisons will ease and new revenue initiatives are expected to contribute to publishing results.  The launch of new CW and syndicated shows will positively impact our television group.”

“Our going-private transaction is on track and the financing for it is fully committed, FitzSimons added.  “We anticipate closing the transaction in the fourth quarter, following FCC approval, and expect to be in full compliance with our credit agreements.”

SECOND QUARTER 2007 RESULTS FROM CONTINUING OPERATIONS1
(Compared to Second Quarter 2006)

CONSOLIDATED

Tribune’s 2007 second quarter operating revenues decreased 7 percent, or $95 million, to $1.3 billion.  Consolidated cash operating expenses were up 1 percent, or $9 million, in the second quarter of 2007 due to a charge of $28 million for the elimination of approximately 450 positions at publishing and corporate and a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.  All other cash operating expenses were down 4 percent, or $43 million.  Operating cash flow was down 29 percent to $254 million from $359 million, while operating profit declined 36 percent to $196 million from $304 million.

PUBLISHING

Publishing’s second quarter operating revenues were $920 million, down 9 percent, or $95 million.  Publishing cash operating expenses increased $7 million, or 1 percent, to $773 million.  In the second quarter of 2007, publishing cash operating expenses included a charge of $25 million for the elimination of approximately 440 positions and a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.  Publishing operating cash flow was $147 million, a 41 percent decline from $250 million in 2006.  Publishing operating profit decreased 51 percent to $102 million, from $208 million in 2006.

Management Discussion

●	Advertising revenues decreased 11 percent, or $91 million, for the quarter.

●	Retail advertising revenues were down 5 percent for the quarter, with the largest decreases at Los Angeles, Newsday and South Florida. Preprint revenues decreased 4 percent for the quarter.

●	National advertising revenues were down 11 percent for the quarter, with declines across most categories.

●
Classified advertising revenues declined 18 percent for the quarter, with the largest declines at Los Angeles, South Florida and Orlando: real estate revenues fell by 24 percent, help wanted revenues declined 16 percent and auto revenues were down 12 percent.

●	Interactive revenues, which are included in the above categories, were up

1 “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.  “Operating cash flow” is defined as operating profit before depreciation and amortization.  “Cash operating expenses” are defined as operating expenses before depreciation and amortization.  Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

17 percent to $66 million, mainly due to strength in the classified auto and real estate categories.

●	Circulation revenues were down 6 percent for the quarter.
●
Individually paid circulation (home delivery plus single copy) for Tribune’s 9 metro newspapers averaged 2.6 million copies daily (Mon-Fri), down 1.4 percent from the prior year’s second quarter, and 3.9 million copies Sunday, down 3.6 percent from the same reporting period in 2006.

●
Total net paid circulation averaged 2.7 million copies daily (Mon-Fri), off 2.9 percent from the prior year’s second quarter, and 4.0 million copies Sunday, representing a decline of 4.0 percent from the prior year as the Company continued to reduce “other paid” circulation.

●
Cash operating expenses increased $7 million as the 2007 second quarter included a charge of $25 million for the elimination of approximately 440 positions and a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility. All other cash expenses were down 6 percent, or $42 million, primarily due to lower compensation and newsprint expenses.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s second quarter operating revenues were flat at $393 million.  Group cash operating expenses increased 1 percent, or $2 million, to $273  million.  Operating cash flow was $120 million, down 2 percent from $123 million, and operating profit decreased 2 percent to $108 million from $110 million in 2006.

Television’s second quarter operating revenues decreased 7 percent to $287 million in 2007.  Television cash operating expenses were down 4 percent, or $8 million, from last year.  Television operating cash flow was $100 million, down 12 percent from $115 million in 2006.  Television operating profit declined 14 percent to $89 million, down from $104 million.

Management Discussion

●
Station revenues in Los Angeles and Chicago were down for the quarter and revenues in St. Louis were lower because KPLR no longer carries Cardinals baseball.  New York showed improvement.  On a group basis, declines in the auto, restaurant, financial and retail categories, as well as the absence of political advertising, were partially offset by gains in the telecom, media and entertainment/recreation categories.

●	Television’s cash operating expenses were down 4 percent, or $8 million, primarily due to a decrease in broadcast rights.

●	Radio/Entertainment revenues and operating cash flow reflect more home games for the Chicago Cubs compared to last year’s second quarter.

EQUITY RESULTS

Net equity income was $29 million in the second quarter of 2007, compared with $26 million in the second quarter of 2006.  The increase reflects improvements at TV Food Network, Classified Ventures and Comcast SportsNet Chicago.  Net equity income in 2006 included the Company’s $6 million share of a one-time favorable income tax adjustment at CareerBuilder.

NON-OPERATING ITEMS

In the 2007 second quarter, Tribune recorded a pretax non-operating loss of $42 million.  The major components included a $27 million loss from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment and $21 million of expenses related to the leveraged ESOP and going-private transactions approved by the Company’s board of directors on April 1, 2007.  In the aggregate, non-operating items in the 2007 second quarter resulted in an after-tax loss of $30 million, or $.15 per share.

In the 2006 second quarter, Tribune recorded a pretax non-operating loss of $7 million, primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.  In addition, the Company recorded income tax adjustments of $4 million as an increase in income tax expense.  In the aggregate, non-operating items in the 2006 second quarter resulted in an after-tax loss of $8 million, or $.03 per share.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2007 second quarter were $14 million, down 1 percent from the second quarter of 2006, and included a $3 million charge for severance.

Diluted weighted average shares outstanding declined by 32 percent from the second quarter of 2006 due to stock repurchases in 2006 and 2007.  The Company repurchased 126 million shares in June 2007 in connection with the Company’s tender offer which expired on May 24, 2007.

Interest expense for the 2007 second quarter increased to $116 million, up 145 percent from $47 million in the second quarter of 2006.  The increase in interest expense was due to higher debt levels and interest rates.  Debt, excluding the PHONES, was $8.6 billion at the end of the 2007 second quarter and $2.6 billion at the end of the 2006 second quarter.  The increase was primarily due to financing the stock repurchases in the second quarter of 2007 and second half of 2006.

Capital expenditures were $31 million in the second quarter of 2007.

DISCONTINUED OPERATIONS

On February 12, 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper.  The Company completed the sale of the New York edition of Hoy on May 15, 2007.  In March 2007, the Company announced its intention to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The Company expects to sell SCNI during the second half of 2007.  The results of operations for both the New York edition of Hoy and SCNI are reported as discontinued operations.

In June 2006, the Company announced the sales of its Atlanta and Albany television stations.  The sale of the Atlanta station closed in August 2006.  In September 2006, the Company announced an agreement to sell its Boston station.  The sales of the Albany and Boston stations closed in December 2006.  The results of operations for these stations in 2006 are reported as discontinued operations.

OTHER INFORMATION

Important Additional Information Regarding the Merger has been filed with the SEC

In connection with our proposed merger between a wholly-owned subsidiary of the Tribune Employee Stock Ownership Trust and Tribune Company, Tribune filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on July 13, 2007.  BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Tribune with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on Tribune’s website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations.  You may also read and copy any reports, statements and other information filed by Tribune with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger.  Information about Tribune and its directors and executive officers and their ownership of Tribune common stock is set forth in the proxy statement for Tribune’s Annual Meeting of Shareholders, which Tribune filed with the SEC on April 6, 2007.  Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of Tribune’s shareholders generally, by reading the definitive proxy statement and other relevant documents regarding the merger, which have been filed with the SEC.

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the Company's current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward-looking statements by the use of such words as "will," "expect," "plans," "believes," "estimates," "intend," "continue," or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Actual results could differ materially from the expectations expressed in these statements.  Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the tender offer and the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others following announcement of the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report and 10-Q report, which contain a discussion of various factors that may affect Tribune's business or financial results. These factors, including also the ability to complete the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.  This press release is being furnished to the SEC through a Form 8-K.  Tribune's next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this release.

TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing/interactive and broadcasting.  It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets.  In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant.  The Company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

MEDIA CONTACT:	INVESTOR CONTACT:
Gary Weitman	Ruthellyn Musil
312/222-3394 (office)	312/222-3787 (office)
312/222-1573 (fax)	312/222-1573 (fax)
gweitman@tribune.com	rmusil@tribune.com

TRIBUNE COMPANY
SECOND QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	SECOND QUARTER (A)
			%
	2007	2006	Change

OPERATING REVENUES	$1,313,366	$1,408,789	(6.8)
OPERATING EXPENSES (B)	1,117,562	1,104,796	1.2

OPERATING PROFIT (C)	195,804	303,993	(35.6)

Net Income on Equity Investments (D)	28,710	26,017	10.4
Interest and Dividend Income	3,830	2,472	54.9
Interest Expense	(115,905)	(47,279)	145.2
Non-Operating Items (E)	(42,343)	(6,724)	NM

Income from Continuing Operations Before Income Taxes	70,096	278,479	(74.8)

Income Taxes (E)	(34,580)	(115,914)	(70.2)

Income from Continuing Operations	35,516	162,565	(78.2)

Income (Loss) from Discontinued Operations, net of tax (F)	760	(74,731)	NM

NET INCOME	36,276	87,834	(58.7)

Preferred Dividends	–	(2,103)	(100.0)

Net Income Attributable to Common Shares	$36,276	$85,731	(57.7)

EARNINGS PER SHARE
Basic
Continuing Operations	$.17	$.53	(67.9)
Discontinued Operations	–	(.25)	(100.0)
Net Income	$.18	$.28	(35.7)

Diluted (G)
Continuing Operations	$.17	$.53	(67.9)
Discontinued Operations	–	(.25)	(100.0)
Net Income	$.18	$.28	(35.7)

DIVIDENDS PER COMMON SHARE	$–	$.18	(100.0)

Diluted Weighted Average Common Shares Outstanding (H)	206,717	304,492	(32.1)

(A)	2007 second quarter: April 2, 2007 to July 1, 2007. (13 weeks)
2006 second quarter: March 27, 2006 to June 25, 2006. (13 weeks)

(B)	Operating expenses for the second quarter of 2007 included a charge of $28 million, or $.08 per diluted share, for the elimination of approximately 450 positions at publishing and corporate, and a charge of $24 million, or $.07 per diluted share, for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the second quarter of 2006 included the Company’s $5.9 million share of a one-time favorable income tax adjustment at CareerBuilder.

(E)	The second quarter of 2007 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(27,395)	$(16,711)	$(.08)
Strategic review expenses (2)	(20,925)	(15,657)	(.08)
Other, net	5,977	2,866	.01
Total non-operating items	$(42,343)	$(29,502)	$(.15)

The second quarter of 2006 included the following non-operating items:

	Pretax	After-tax
	Loss	Loss	Diluted EPS

Loss on derivatives and related investments (1)	$(6,121)	$(3,734)	$(.01)
Other, net	(603)	(368)	–
Income tax adjustments	–	(3,595)	(.01)
Total non-operating items	$(6,724)	$(7,697)	$(.03)

(1) Loss on derivatives and related investments represents primarily the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2) Includes expenses related to the leveraged ESOP and going-private transactions approved by the Company’s board of directors on April 1, 2007.

(F)
In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  In March 2007, the Company announced its intentions to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The sale of Hoy, New York closed in May 2007. The Company expects to sell SCNI in the second half of 2007.  In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations.  The sale of Atlanta closed in August 2006.  In September 2006, the Company announced an agreement to sell its Boston television station.  The sales of Albany and Boston closed in December 2006.  Operating results for these business units are reported as discontinued operations.  Income (loss) from discontinued operations in the second quarter included the following:

	Second Quarter
	2007	2006

Income from operations, net of tax	$642	$3,288
Gain (loss) on the sales of discontinued operations, net of tax (1)	118	(78,019)
Total	$760	$(74,731)

(1) In the second quarter of 2006, the Company recorded a pretax loss of $90 million, including $80 million of allocated television group goodwill, to write down the Atlanta and Albany net assets to estimated fair value, less costs to sell.

(G)
For the second quarters of 2007 and 2006, weighted average common shares outstanding used in the calculations of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock-based compensation awards.  All of the Company’s Series C, D-1, and D-2 preferred shares were issued to and held by TMCT, LLC and TMCT II, LLC.  In connection with a restructuring of these limited liability companies, all of these preferred shares were distributed to the Company on Sept. 22, 2006 and are no longer outstanding.  The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the second quarter of 2006 because their effects were antidilutive.  Following are the calculations for the second quarter:

	Second Quarter
	2007	2006

Income from continuing operations	$35,516	$162,565
Income (loss) from discontinued operations, net of tax	760	(74,731)
Net income	36,276	87,834
Dividends for Series C, D-1 and D-2 preferred stock	–	(2,103)
Net income attributable to common shares	$36,276	$85,731

Weighted average common shares outstanding	204,425	302,683
Adjustment for stock-based compensation awards, net	2,292	1,809
Adjusted weighted average common
shares outstanding	206,717	304,492

Diluted earnings per share:
Continuing operations	$.17	$.53
Discontinued operations	–	(.25)
Net income	$.18	$.28

(H)	The number of common shares outstanding, in thousands, at July 1, 2007 was 118,391, excluding 60,671 shares held by subsidiaries of the Company and 8,929 shares held by the Tribune Employee Stock Ownership Plan.

TRIBUNE COMPANY
FIRST HALF RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FIRST HALF (A)
			%
	2007	2006	Change

OPERATING REVENUES	$2,527,868	$2,678,210	(5.6)
OPERATING EXPENSES (B)	2,150,602	2,157,316	(0.3)

OPERATING PROFIT (C)	377,266	520,894	(27.6)

Net Income on Equity Investments (D)	41,394	32,565	27.1
Interest and Dividend Income	6,984	4,652	50.1
Interest Expense	(199,154)	(96,051)	107.3
Non-Operating Items (E)	(126,058)	(20,421)	NM

Income from Continuing Operations Before Income Taxes	100,432	441,639	(77.3)

Income Taxes (E)	(53,837)	(179,918)	(70.1)

Income from Continuing Operations	46,595	261,721	(82.2)

Loss from Discontinued Operations, net of tax (F)	(33,614)	(71,123)	(52.7)

NET INCOME	12,981	190,598	(93.2)

Preferred Dividends	–	(4,206)	(100.0)

Net Income Attributable to Common Shares	$12,981	$186,392	(93.0)

EARNINGS PER SHARE
Basic
Continuing Operations	$.21	$.85	(75.3)
Discontinued Operations	(.15)	(.23)	(34.8)
Net Income	$.06	$.61	(90.2)

Diluted (G)
Continuing Operations	$.21	$.84	(75.0)
Discontinued Operations	(.15)	(.23)	(34.8)
Net Income	$.06	$.61	(90.2)

DIVIDENDS PER COMMON SHARE	$.18	$.36	(50.0)

Diluted Weighted Average Common Shares Outstanding (H)	224,117	305,047	(26.5)

(A)	2007 first half: Jan. 1, 2007 to July 1, 2007. (26 weeks)
2006 first half: Dec. 26, 2005 to June 25, 2006. (26 weeks)

(B)	Operating expenses for the first half of 2007 included a charge of $29 million, or $.08 per diluted share, for the elimination of approximately 450 positions at publishing and corporate, and a charge of $24 million, or $.07 per diluted share, for the write-off of Los Angeles Times plant equipment related to the previously closed San
Fernando Valley facility. Operating expenses for the first half of 2006 included a charge of $20 million, or $.04 per diluted share, for severance and other payments associated with the new union contracts at Newsday.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the first half of 2006 included the Company’s $5.9 million share of a one-time favorable income tax adjustment at CareerBuilder.

(E)	The first half of 2007 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(97,175)	$(59,277)	$(.26)
Strategic review expenses (2)	(35,398)	(29,428)	(.13)
Other, net	6,515	2,024	.01
Total non-operating items	$(126,058)	$(86,681)	$(.38)

The first half of 2006 included the following non-operating items:

	Pretax	After-tax
	Loss	Loss	Diluted EPS

Loss on derivatives and related investments (1)	$(16,438)	$(10,027)	$(.03)
Other, net	(3,983)	(2,430)	(.01)
Income tax adjustments	–	(3,595)	(.01)
Total non-operating items	$(20,421)	$(16,052)	$(.05)

(1) Loss on derivatives and related investments represents primarily the net change in fair values of the derivative component of the
Company’s PHONES and the related Time Warner shares.

(2) Includes expenses related to the Company’s strategic review and leveraged ESOP and going-private transactions approved by the Company’s board of directors on April 1, 2007.

(F)	In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company's Spanish-language daily newspaper ("Hoy, New York"). In March 2007, the Company announced its intentions to sell its Southern Connecticut
Newspapers—The Advocate (Stamford) and Greenwich Time (collectively "SCNI"). The sale of Hoy, New York closed in May
2007. The Company expects to sell SCNI in the second half of 2007. In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations. The sale of Atlanta closed in August 2006. In September 2006, the Company announced an agreement to sell its Boston television station. The sales of Albany and Boston closed in December 2006. Operating results for these stations are reported as discontinued operations. Income from discontinued operations for the first half of 2007 and 2006 included the following:

	First Half
	2007	2006

Income (loss) from operations, net of tax	$(560)	$6,896
Net loss on sales, net of tax (1) (2)	(33,054)	(78,019)
Total	$(33,614)	$(71,123)

(1) In the first quarter of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell.

(2) In the second quarter of 2006, the Company recorded a pretax loss of $90 million, including $80 million of allocated television group goodwill, to write down the Atlanta and Albany net assets to estimated fair value, less costs to sell.

(G)	For the first halves of 2007 and 2006, weighted average common shares outstanding used in the calculations of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock-based compensation awards. All of the Series C, D-1, and D-2 preferred shares were issued to and held by TMCT, LLC and TMCT II, LLC. In connection with a restructuring of these limited liability companies, all of these preferred shares were distributed to the Company on Sept. 22, 2006 and are no longer outstanding.
The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the first half of 2006 because their effects were antidilutive. Following are the calculations for the first half:

	First Half
	2007	2006

Income from continuing operations	$46,595	$261,721
Loss from discontinued operations, net of tax	(33,614)	(71,123)
Net income	12,981	190,598
Dividends for Series C, D-1 and D-2 preferred stock	–	(4,206)
Net income attributable to common shares	$12,981	$186,392

Weighted average common shares outstanding	222,192	303,451
Adjustment for stock-based compensation awards, net	1,925	1,596
Adjusted weighted average common
shares outstanding	224,117	305,047

Diluted earnings per share:
Continuing operations	$.21	$.84
Discontinued operations	(.15)	(.23)
Net income	$.06	$.61

(H)	The number of common shares outstanding, in thousands, at July 1, 2007 was 118,391, excluding 60,671 shares held by subsidiaries of the Company and 8,929 shares held by the Tribune Employee Stock Ownership Plan.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	SECOND QUARTER			FIRST HALF
			%			%
	2007	2006	Change	2007	2006	Change
PUBLISHING
Operating Revenues	$920,407	$1,015,903	(9.4)	$1,851,901	$2,001,222	(7.5)
Cash Operating Expenses (A) (B)	(773,191)	(766,306)	0.9	(1,520,927)	(1,539,678)	(1.2)
Operating Cash Flow (C) (D)	147,216	249,597	(41.0)	330,974	461,544	(28.3)
Depreciation and Amortization Expense	(45,214)	(41,980)	7.7	(89,251)	(84,114)	6.1
Total Operating Profit (D)	$102,002	$207,617	(50.9)	$241,723	$377,430	(36.0)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$286,922	$309,591	(7.3)	$551,368	$575,382	(4.2)
Radio/Entertainment	106,037	83,295	27.3	124,599	101,606	22.6
Total Operating Revenues	392,959	392,886	–	675,967	676,988	(0.2)

Cash Operating Expenses (A)
Television	(186,668)	(195,078)	(4.3)	(373,075)	(377,414)	(1.1)
Radio/Entertainment	(85,832)	(75,091)	14.3	(108,297)	(97,319)	11.3
Total Cash Operating Expenses	(272,500)	(270,169)	0.9	(481,372)	(474,733)	1.4

Operating Cash Flow (C) (D)
Television	100,254	114,513	(12.5)	178,293	197,968	(9.9)
Radio/Entertainment	20,205	8,204	146.3	16,302	4,287	280.3
Total Operating Cash Flow	120,459	122,717	(1.8)	194,595	202,255	(3.8)

Depreciation and Amortization Expense
Television	(11,115)	(10,766)	3.2	(22,251)	(21,561)	3.2
Radio/Entertainment	(1,610)	(1,555)	3.5	(3,228)	(2,847)	13.4
Total Depreciation and Amortization Expense	(12,725)	(12,321)	3.3	(25,479)	(24,408)	4.4

Operating Profit (D)
Television	89,139	103,747	(14.1)	156,042	176,407	(11.5)
Radio/Entertainment	18,595	6,649	179.7	13,074	1,440	807.9
Total Operating Profit	$107,734	$110,396	(2.4)	$169,116	$177,847	(4.9)

CORPORATE EXPENSES
Operating Cash Flow (B) (C) (D)	$(13,615)	$(13,674)	(0.4)	$(33,015)	$(33,698)	(2.0)
Depreciation and Amortization Expense	(317)	(346)	(8.4)	(558)	(685)	(18.5)
Total Operating Loss (D)	$(13,932)	$(14,020)	(0.6)	$(33,573)	$(34,383)	(2.4)

CONSOLIDATED
Operating Revenues	$1,313,366	$1,408,789	(6.8)	$2,527,868	$2,678,210	(5.6)
Cash Operating Expenses (A) (B)	(1,059,306)	(1,050,149)	0.9	(2,035,314)	(2,048,109)	(0.6)
Operating Cash Flow (C) (D)	254,060	358,640	(29.2)	492,554	630,101	(21.8)
Depreciation and Amortization Expense	(58,256)	(54,647)	6.6	(115,288)	(109,207)	5.6
Total Operating Profit (D)	$195,804	$303,993	(35.6)	$377,266	$520,894	(27.6)

(A)	The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the second quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$818,405	$285,225	$13,932	$1,117,562
Less: depreciation and amortization expense	45,214	12,725	317	58,256
Cash operating expenses	$773,191	$272,500	$13,615	$1,059,306

Following is a reconciliation of operating expenses to cash operating expenses for the second quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$808,286	$282,490	$14,020	$1,104,796
Less: depreciation and amortization expense	41,980	12,321	346	54,647
Cash operating expenses	$766,306	$270,169	$13,674	$1,050,149

Following is a reconciliation of operating expenses to cash operating expenses for the first half of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$1,610,178	$506,851	$33,573	$2,150,602
Less: depreciation and amortization expense	89,251	25,479	558	115,288
Cash operating expenses	$1,520,927	$481,372	$33,015	$2,035,314

Following is a reconciliation of operating expenses to cash operating expenses for the first half of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$1,623,792	$499,141	$34,383	$2,157,316
Less: depreciation and amortization expense	84,114	24,408	685	109,207
Cash operating expenses	$1,539,678	$474,733	$33,698	$2,048,109

(B)
Cash operating expenses for the second quarter of 2007 included a severance charge of $28 million ($25 million at publishing and $3 million at corporate) and for the first half of 2007 included a severance charge of $29 million ($26 million at publishing and $3 million at corporate).  In addition, publishing cash operating expenses for the second quarter and first half of 2007 included a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility. Publishing cash operating expenses for the first half of 2006 included a charge of $20 million for severance and other payments associated with the new union contracts at Newsday.

(C)
Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments.  The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors.  These groups use operating cash flow along with other measures as a way to estimate the value of a company.  The Company’s definition of operating cash flow may not be consistent with that of other companies.  Operating cash flow does not represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the second quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$102,002	$107,734	$(13,932)	$195,804
Add back: depreciation and amortization expense	45,214	12,725	317	58,256
Operating cash flow	$147,216	$120,459	$(13,615)	$254,060

Following is a reconciliation of operating profit (loss) to operating cash flow for the second quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$207,617	$110,396	$(14,020)	$303,993
Add back: depreciation and amortization expense	41,980	12,321	346	54,647
Operating cash flow	$249,597	$122,717	$(13,674)	$358,640

Following is a reconciliation of operating profit (loss) to operating cash flow for the first half 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$241,723	$169,116	$(33,573)	$377,266
Add back: depreciation and amortization expense	89,251	25,479	558	115,288
Operating cash flow	$330,974	$194,595	$(33,015)	$492,554

Following is a reconciliation of operating profit (loss) to operating cash flow for the first half 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$377,430	$177,847	$(34,383)	$520,894
Add back: depreciation and amortization expense	84,114	24,408	685	109,207
Operating cash flow	$461,544	$202,255	$(33,698)	$630,101

TRIBUNE COMPANY
SUMMARY OF REVENUES AND NEWSPAPER ADVERTISING VOLUME (Unaudited)
(In thousands)

	Period 6 (5 weeks)			Second Quarter (13 weeks)			Year to Date (26 weeks)
			%			%			%
	2007	2006	Change	2007	2006	Change	2007	2006	Change
Publishing (A)
Advertising
Retail	$116,761	$126,509	(7.7)	$312,303	$329,688	(5.3)	$604,761	$623,771	(3.0)
National	64,064	69,158	(7.4)	156,274	175,568	(11.0)	333,906	357,328	(6.6)
Classified	93,151	113,750	(18.1)	252,572	307,052	(17.7)	513,314	609,484	(15.8)

Sub-Total	273,976	309,417	(11.5)	721,149	812,308	(11.2)	1,451,981	1,590,583	(8.7)
Circulation	50,263	53,043	(5.2)	131,801	140,440	(6.2)	266,672	284,737	(6.3)
Other	25,441	23,030	10.5	67,457	63,155	6.8	133,248	125,902	5.8

Segment Total	349,680	385,490	(9.3)	920,407	1,015,903	(9.4)	1,851,901	2,001,222	(7.5)

Broadcasting & Entertainment
Television (B)	106,944	117,532	(9.0)	286,922	309,591	(7.3)	551,368	575,382	(4.2)
Radio/Entertainment	51,307	34,772	47.6	106,037	83,295	27.3	124,599	101,606	22.6

Segment Total	158,251	152,304	3.9	392,959	392,886	–	675,967	676,988	(0.2)

Consolidated Revenues (A)(B)	$507,931	$537,794	(5.6)	$1,313,366	$1,408,789	(6.8)	$2,527,868	$2,678,210	(5.6)

Total Advertising Inches(A)(C)
Full Run
Retail	504	525	(4.0)	1,324	1,340	(1.2)	2,532	2,550	(0.7)
National	261	298	(12.4)	646	763	(15.3)	1,345	1,560	(13.8)
Classified	775	970	(20.1)	2,041	2,546	(19.8)	4,107	4,957	(17.1)
Sub-Total	1,540	1,793	(14.1)	4,011	4,649	(13.7)	7,984	9,067	(11.9)
Part Run	1,787	2,126	(15.9)	4,730	5,589	(15.4)	9,447	10,549	(10.4)
Total	3,327	3,919	(15.1)	8,741	10,238	(14.6)	17,431	19,616	(11.1)

Preprint Pieces(A)(C)	1,420,951	1,405,727	1.1	3,635,124	3,595,161	1.1	7,086,988	6,923,689	2.4

(A)	In May 2007, the Company completed the sale of its New York edition of Hoy. In March 2007, Tribune announced its intentions to sell the Southern Connecticut Newspapers–The Advocate (Stamford) and Greenwich Times (collectively “SCNI”). The Company expects to sell SCNI during the second half of 2007. For both years, results for these newspapers are excluded from this presentation.

(B)	Excludes results from discontinued operations that were sold in 2006 (WATL-TV, Atlanta, WLVI-TV, Boston and WCWN-TV, Albany).

(C)	Volume for 2006 has been modified to conform with the 2007 presentation. Volume includes only the daily newspapers and is based on preliminary internal data, which may be updated in subsequent reports.